Exhibit 10.1

January 28, 2019

PERSONAL AND CONFIDENTIAL

Troy Ignelzi

Re:    Separation Agreement

Dear Troy:

This letter confirms your separation from employment with scPharmaceuticals Inc. (the “Company”). This letter also proposes an agreement between you and the Company during which you would remain employed for a transitional period and then receive severance benefits. Your separation shall be effective February 28, 2019, unless you resign without “Good Reason” (as defined in your Employment Agreement with the Company dated November 16, 2017 (the “Employment Agreement”)) or unless the Company terminates your employment for “Cause” (as defined in the Employment Agreement) prior to that date. The actual last day of your employment with the Company, whether February 28, 2019 or an earlier date as provided in the preceding sentence, is the “Separation Date.”

Regardless of whether you enter into this Agreement (as defined below), the Company shall pay you your “Accrued Benefit” under Section 4(a) of your Employment Agreement on or after the Separation Date, within the period required by law. Your Accrued Benefit consists of (i) your salary, unused vacation, and properly documented expenses (the latter subject to Section 2(c) of the Employment Agreement), in each case accrued to you but unpaid as of the Separation Date, and (ii) any vested benefits you may have under any employee benefit plan of the Company through the Separation Date, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans. You also shall be provided with the opportunity to continue group health coverage after the Separation Date under the law known as “COBRA,” if you are eligible for COBRA, at your own sole expense.

You are subject to continuing obligations under Sections 7 (“Confidential Information, Noncompetition and Cooperation”) and 8 (“Arbitration of Disputes”) of the Employment Agreement, which include without limitation your obligation to refrain from competing with the Company and from soliciting Company employees and customers, in each case for the 12 months following the Separation Date, refrain from disclosing Company confidential information at any time, and return all Company property to the Company on or before the Separation Date (collectively with any other confidentiality and/or restrictive covenant obligation you have to the Company or any Company affiliate, the “Ongoing Obligations”). The Ongoing Obligations remain in full effect in accordance with their terms.

Any stock options that you have shall be governed in all respects by (i) each incentive stock option agreement or non-qualified stock option agreement, as applicable, identified in Section 2 and (ii) the scPharmaceuticals Inc. 2014 Stock Incentive Plan and the scPharmaceuticals Inc. 2017 Stock Option and Incentive Plan, as applicable ((i) and (ii) collectively, the “Equity Documents”)), except as otherwise expressly provided below.

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. You and the Company agree as follows:

(1)

Severance Benefits. Provided that (i) you do not resign without Good Reason and are not terminated for Cause prior to February 28, 2019 and (ii) within the seven-day period immediately following the Separation Date, you sign and return the Certificate attached as Exhibit A:

a)

Severance Pay. The Company shall pay you severance pay (“Severance Pay”) consisting of salary continuation of six (6) months of your base salary rate in effect on the Separation Date. In addition, if as of the date that is six (6) months following the Separation Date, you have not entered into any Service Relationship (as defined below), the Company shall pay you up to an additional three (3) months of salary continuation at your final base salary rate for so long as you have not entered into any Service Relationship over the following three-month period. The total period during which the salary continuation is paid is the “Severance Pay Period.” The Company shall pay you Severance Pay in installments on its regular payroll dates applicable to your position with the Company, beginning on the first applicable payroll date after the Certificate Effective Date (as defined in Exhibit A). A “Service Relationship” means any employment, independent contractor, consulting, director or other position for which you perform services of any nature in exchange for compensation of any kind (whether cash, equity or otherwise and including any deferred compensation arrangement).

b)

Health Benefits. If you are eligible for and elect COBRA continuation coverage, the Company shall pay the same portion of premiums that it pays for active employees for the same level of group health coverage as in effect on the Separation Date, such payments to commence in respect of COBRA continuation coverage beginning on March 1, 2019, with such payments continuing thereafter until the earlier of the end of (x) the Severance Pay Period or (y) your eligibility under COBRA for continuation coverage for group health care. You will be responsible for paying the remaining portion of the premiums for such coverage as if you remained employed. You authorize the deduction of the portion for which you are responsible from your Severance Pay.

(2)	Extension of Exercise Period

In accordance with the vesting schedules set forth in (i) your incentive stock option agreements dated (a) March 16, 2016, (b) April 17, 2017 and (c) January 17, 2018 and (ii) your non-qualified stock option agreements dated (x) March 16, 2016, (y) April 17, 2017 and (z) January 17, 2018, as of the date of this Agreement your options to purchase up to 81,958 shares of the Company’s common stock (“Shares”) are vested (the “Vested Option”), and your options to purchase up to 84,824 Shares are unvested (the “Unvested Option”). Your Unvested Option will continue to vest until the Separation Date, in accordance with and subject to the Equity Documents. Pursuant to the terms of the Equity Documents, you will have ninety (90) days from the Separation Date (the “Exercise Period”) to exercise your right to purchase up to the number of shares subject to the Vested Option (which shall be updated to include any option vesting between the date of this Agreement and the Separation Date). If you enter into and comply with this Agreement, the Exercise Period with respect to the Vested Option shall be extended until 24 months after the Separation Date (the “Extension”). The shares subject to the Unvested Option (which shall be updated to include any option vesting between the date of this Agreement and the Separation Date) shall expire and become null and void as of the Separation Date.

You acknowledge that as a result of the Extension, your options that are incentive stock options presently will convert to nonqualified stock options, consistent with the Equity Documents and applicable law. You are advised to seek tax guidance from your personal tax advisors with regard to the potential change in tax treatment of your vested options (if they are incentive stock options presently) if you agree to the extension of the Exercise Period. The Equity Documents shall otherwise be in full force and effect. Except as expressly provided herein with respect to the Extension, in the event of any conflict between the Equity Documents and this Agreement, the Equity Documents shall control.

(3)	Release of Claims

In consideration for, among other terms, your transitional period of employment hereunder, the Severance Pay and the Extension, to each of which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by the Company and the decision to terminate your employment with the Company;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

•	of retaliation or discrimination under federal, state or local law

•	under any other federal or state statute, including without limitation the Massachusetts Pay Equity Law;

•	under the Age Discrimination in Employment Act;

•

for wages, bonuses, expense reimbursements, the payment of expenses, incentive compensation, expenses, commissions, overtime, stock, stock options, severance pay, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, under M.G.L. c. 151, or otherwise; and

•

for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect your rights under this Agreement and to any vested benefits under any 401(k) plan.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

You acknowledge and agree that except as expressly specified in this Agreement, you are not entitled to any wages, salary, vacation pay, bonuses, severance, equity (including without limitation any equity acceleration) or any other compensation or benefits from the Company or any of its affiliates.

(4)	Nondisparagement

You agree not to make any disparaging statements, whether verbally, in writing, on social media or otherwise, concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees, other agents, products or services. These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

(5)	Confidentiality of Agreement-Related Information

You agree, to the fullest extent permitted by law, to keep all information related to this Agreement confidential to the extent not publicly disclosed by the Company. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential.

(6)	Return of Property

You confirm that, to the best of your knowledge, you have returned to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Separation Date. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

(7)	Defend Trade Secrets Act Notice.

You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(8)	Protected Disclosures.

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action), provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

(9)	Other Provisions

a)

Termination and Return of Payments. If you breach any of your obligations under this Agreement, including the Ongoing Obligations, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its non-wage payments to you or for your benefit under this Agreement, require the return of such payments, and/or terminate your extended option exercise period. The termination or return of such payments and/or termination of your extended option exercise period in the event of your breach will not affect your continuing obligations under this Agreement or under the Ongoing Obligations.

b)

Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any breach of this Agreement by the Company shall not constitute a defense to enforcement of any provision of the Ongoing Obligations.

c)

Waiver; Absence of Reliance. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company, except as expressly provided in this Agreement.

d)

Jurisdiction; Governing Law; Interpretation. You and the Company hereby agree that, to the extent expressly permitted under Section 8 of the Employment Agreement regarding arbitration, and except as expressly provided in the Ongoing Obligations or the Equity

Documents, the state and federal court of Massachusetts located in Boston shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper. This Agreement shall be interpreted and enforced under the laws of Massachusetts, without regard to conflict of law principles. YOU AND THE COMPANY HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY SUCH COURT ACTION.

e)

Entire Agreement. This Agreement constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, including without limitation your Employment Agreement (and specifically including the severance provisions of your Employment Agreement), except the Ongoing Obligations (which are incorporated herein by reference) and the Equity Documents.

f)

Tax Matters. All payments pursuant to this Agreement shall be subject to applicable taxes and withholdings and each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

g)	Time for Consideration; Effective Date.

You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it (the “Consideration Period”) and that you have knowingly and voluntarily entered into this Agreement. You acknowledge that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act. You are advised to consult with an attorney before signing this Agreement. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period (the “Revocation Period”). This Agreement shall not become effective or enforceable during the Revocation Period. It will become effective on the day after the Revocation Period ends (the “Effective Date”).

h)	Counterparts. This Agreement may be executed in separate counterparts. When all counterparts are signed, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

scPharmaceuticals Inc.

By:	/s/ John Tucker President and CEO	1/28/2019 Date

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Troy Ignelzi Troy Ignelzi	1/29/2019 Date

EXHIBIT A

CERTIFICATE UPDATING RELEASE OF CLAIMS

I, hereby acknowledge and certify that I entered into a Separation Agreement with scPharmaceuticals Inc. (the “Company”), dated January 28, 2019 (the “Agreement”). Capitalized but undefined terms in this Certificate are defined in the Agreement. Pursuant to the Agreement, I am required to sign this “Certificate,” which updates the release of claims in the Agreement, in order to receive the severance benefits described in the Agreement. For this Certificate to become effective and for me to receive such severance benefits, I must sign this Certificate after the Separation Date but no later than seven days after the Separation Date. I will not sign this Certificate before the Separation Date. Subject to the foregoing, the date I sign this Certificate is the “Certificate Effective Date.” I further agree as follows:

1.	A copy of this Certificate was attached to the Agreement as Exhibit A.

2.

In consideration of the benefits described in the Agreement, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in the Agreement to any and all claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in the Agreement.

3.

I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its officers, directors, employees, agents or other representatives with the exception of those promises expressly contained in this Certificate and the Agreement.

4.

I also represent that I have not been subject to any retaliation or any other form of adverse action by the Releasees for any action taken by me as an employee or resulting from my exercise of or attempt to exercise any statutory rights recognized under federal, state or local law. I agree that I have been paid all wages and other compensation owed to me. I also agree that and that none of my rights have been violated under any statute, common law or Company policy, program or agreement. I represent that I have reported any and all workplace injuries that I suffered during my employment, if any, to the Company before executing this Certificate.

5.	I agree that this Certificate is part of the Agreement.

Accepted and agreed:

Troy Ignelzi	Date